EXHIBIT 99.1
MTS Systems Corporation
14000 Technology Drive
Eden Prairie, MN  55344-2290
Telephone 952-937-4000
Fax 952-937-4515

News Release

FOR IMMEDIATE RELEASE	For More Information Contact:
April 14, 2011	Susan Knight, Chief Financial Officer
(952) 937-4000

UPDATE ON SUSPENSION BY U.S. DEPARTMENT OF THE AIR FORCE

Eden Prairie, Minn., April 14, 2011 – MTS Systems Corporation (NASDAQ: MTSC) previously reported on March 14, 2011, that MTS (the “Company”) had been notified by the U.S. Department of the Air Force that it is temporarily suspended from U.S. Government contracting and from directly or indirectly receiving the benefits of federal assistance programs.  As the Company also previously disclosed, it is being investigated by the U.S. Department of Commerce and the U.S. Department of Justice.  The suspension and the investigation involve the Company’s failure from 2008 to March 2011, to disclose in its Online Representations and Certifications Application (ORCA) relating to U.S. Government contracting that it had pled guilty in 2008 to two misdemeanors in regard to making false statements related to export matters in 2003.  The Company may continue performing work under existing contracts during the suspension period.

While the original response to the suspension was due within 30 days, MTS requested and has been granted additional time to respond.  The Company also recently received an additional administrative subpoena from the Department of Commerce.  While MTS continues to investigate these matters and to respond to the government’s requests, the Company is presently unable to determine the likely outcome or range of loss, if any.  An extended suspension or debarment from contracting with the U.S. Government or related fines or penalties, if any, could have a material adverse effect on MTS’ business.

U.S. Government business is important to MTS and the Company is continuing to cooperate fully.  Although revenue from U.S. Government contracts varies by year, revenue as a percent of the Company’s total revenue during the first half of fiscal 2011 was approximately 5 percent.  A significant portion of this revenue is subject to cancellation for convenience terms, as stipulated by the U.S. Government.  To date, no U.S. Government contract has been cancelled as a result of the suspension.

About MTS Systems Corporation

MTS Systems Corporation is a leading global supplier of test systems and industrial position sensors. The Company’s testing hardware and software solutions help customers accelerate and improve their design, development, and manufacturing processes and are used for determining the mechanical behavior of materials, products, and structures. MTS’ high-performance position sensors provide controls for a variety of industrial and vehicular applications. MTS had 1,948 employees and revenue of $374 million for the fiscal year ended October 2, 2010. Additional information on MTS can be found on the worldwide web at http://www.mts.com.

This release contains “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected.  Words such as “may,” “will,” “should,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements.

Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate.  Many factors could cause actual results to differ materially and adversely from these forward-looking statements.  Among these factors are risks related to:  the Company’s significant international business; volatility in the global economy; competition; failure to achieve the Company’s growth plans for the expansion of its business; difficulties obtaining the services of skilled employees; failure to protect its intellectual property effectively or infringement upon the intellectual property of others; product liability and commercial litigation; difficulty obtaining materials or components for its products; government regulation; the sales, delivery and acceptance cycle for many of the Company’s products is irregular and may not develop as anticipated; the Company’s customers are in cyclical industries; interest rate fluctuations; the Company may be required to recognize impairment charges for long-lived assets; an adverse outcome of the ongoing government investigation and proceedings that results in an extended suspension or debarment; and increased governmental and regulatory scrutiny or negative publicity resulting from the current investigation.  For a more thorough discussion of the risks associated with our business, see the “Risk Factors” section in the Company’s most recent SEC Form 10-K, 10-Q and 8-K filings.  Except as required by law, the Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.